UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):          November 7, 2005

MUELLER GROUP, LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117473	37-1387813
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 West Eldorado Street
Decatur, IL 62522-1808
(Address of Principal Executive Offices)

(217) 423-4471

 (Registrant’s telephone number, including area code)

Mueller Group, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 7, 2005, the Boards of Directors of Mueller Group, LLC (the “Company”) and Mueller Water Products, LLC (“Water Products”) elected Jeffery W. Sprick to the position of Chief Financial Officer of the Company and Water Products, effective immediately.  Mr. Sprick will assume these positions from Thomas E. Fish, who was appointed to serve as Interim Chief Financial Officer of the Company and Water Products in January 2005.  Mr. Fish will remain President of the Company’s piping segment under the terms of the Employment Agreement between Mr. Fish and the Company dated June 17, 2005.   Walter Industries, Inc., which acquired Water Products, the Company’s parent, in October 2005, issued a press release announcing these developments a copy of which is attached hereto as Exhibit 99.1.

Mr. Sprick, 38, served as Senior Vice President and Controller of Walter Industries from August 2005 to November 2005.  From April 2002 to August 2005 Mr. Sprick served as Vice President of Corporate Accounting of Walter Industries.  Mr. Sprick was a senior manager of PricewaterhouseCoopers from 1988 until he joined Walter Industries.  In his new role, Mr. Sprick is the principal financial officer and principal accounting officer of the Company and Water Products.  Mr. Sprick’s annual base salary is $218,750 and he is eligible for an annual target bonus of 50% of base salary. Mr. Sprick’s employment agreement provides for four weeks vacation each year and severance of 12 months salary and bonus (with continuation of fringe benefits during such period) in the event that he is terminated without cause or resigns following a significant diminution in pay or responsibilities.

Neither Mr. Sprick nor any member of his immediate family has or has had any material interest in any transaction or proposed transaction with the Company.  Mr. Sprick has no family relationship with any director or executive officer of the Company. He will continue as an officer of the Company until the earlier of his termination of employment or the election of his successor by the Board of Directors.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Title

99.1	Press release of Walter Industries, Inc. issued on November 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2005	MUELLER GROUP, LLC

	By:	/s/ Dale B. Smith
Dale B. Smith
President and Chief Executive Officer